Exhibit 10.2

SEVERANCE PROTECTION AGREEMENT

     THIS AGREEMENT made as of December 20, 2004, by and between Gadzooks, Inc. (the “Company”) and Monty Standifer (the “Executive”).

     WHEREAS, the Board of Directors of the Company (the “Board”) and the Executive desire to enter into this Agreement as a condition to the Executive’s employment with the Company and to provide certain benefits to the Executive upon the termination of employment of the Executive under certain conditions and upon termination of that certain Executive Employment Agreement by and between the Company and the Executive, dated as of the date hereof (the “Employment Agreement”);

     WHEREAS, in order to induce the Executive to accept a position with the Company, the Company desires to enter into this Agreement and the Employment Agreement with the Executive to provide the Executive with certain benefits in the event the Executive’s employment is terminated under certain conditions, including as a result of, or in connection with, a Change of Control (as defined herein); and

     WHEREAS, by entering into this Agreement and the Employment Agreement, the Executive will agree to certain restrictions on his ability to compete with the Company or solicit employees of the Company following his termination of employment, and the Company will benefit from said restrictions. Defined terms used herein and not otherwise defined herein shall have the meaning set forth in the Employment Agreement.

     NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:

     1.      Termination.

            (a)      Termination by Either Party. Either Executive or the Company may terminate the Employment Agreement for any reason upon thirty (30) days written notice (the “Notice Period”). If Executive terminates the Employment Agreement pursuant to this Section 1(a), the Company will pay Executive all accrued but unpaid Base Salary and earned bonus amounts through the termination date, if any (“Accrued Compensation”). If the Company terminates the Employment Agreement pursuant to this Section 1(a), the Company shall pay Executive: (1) his Accrued Compensation, and, if the termination is for reasons other than “Cause”, “Death”, or “Disability”, as defined below, (2) an additional severance payment equal to one year of Executive’s Base Salary then in effect, calculated from the date the Company gives written notice of termination to Executive (the “Additional Severance Payment”). If the Company terminates the Employment Agreement pursuant to this Section 1(a), after the effective date of a confirmed plan of reorganization in the Company’s bankruptcy case, then the amount of the Additional Severance Payment will be multiplied by two (2). Any Additional Severance Payment will be paid out in equal monthly installments during the Non-Interference Period. In addition, if the Company terminates the

Employment Agreement pursuant to this Section 1(a), the stock options, if any, that would otherwise vest at the end of the year in which the Executive is terminated, pursuant to paragraph 3(b) of the Employment Agreement, shall fully vest upon termination pursuant to this paragraph. Any Additional Severance Payment shall be reduced by the amount of compensation that Executive earns from any subsequent employer or through self employment during the Non-Interference Period.

            (b)      Termination by the Company for Cause. The Company may terminate the Employment Agreement at any time for Cause. Upon termination by the Company for Cause, Executive shall only be entitled to his Accrued Compensation. “Cause” means any of the following:

                 (1)      Executive’s commission of theft, embezzlement, any other act of material dishonesty relating to his employment with the Company or any violation of any law, rules or regulation applicable to the Company, including, but not limited to, those established by the Securities and Exchange Commission, or any self-regulatory organization having jurisdiction or authority over Executive or the Company;

                 (2)      The Board’s reasonable determination that the Executive has committed a criminal act involving fraud, dishonesty, misappropriation or moral turpitude or the Board’s reasonable determination that the Executive has committed an act that would harm the reputation of the Company in its business relationships or the financial markets;

                 (3)      Executive’s conviction of, or pleading guilty or nolo contendere to, a felony or to any lesser crime having as its predicate element fraud, dishonesty, misappropriation or moral turpitude;

                 (4)      A reasonable determination by the Company that Executive has materially failed to perform his duties and obligations under the Employment Agreement (other than during any period of disability) which failure to perform is not remedied within thirty (30) days after written notice thereof to the Executive by the Company; or

                 (5)      Executive’s commission of an act or acts in the performance of his duties under the Employment Agreement amounting to gross negligence or willful misconduct, including, but not limited to, any breach of Sections 7 or 8 of the Employment Agreement.

            (c)      Termination by Executive for Good Reason. Executive may terminate the Employment Agreement for Good Reason, and thereby resign his employment, after providing thirty (30) days’ prior written notice to the Company. Upon termination of this Agreement for Good Reason, as defined herein, Executive shall be entitled to receive the Accrued Compensation and Additional Severance Payment due at the date of such termination. “Good Reason” means any of the following reasons:

                 (1)      Following a Change of Control which results in a substantial diminution of Executive’s duties and responsibilities or a any material reduction of Executive’s Base Salary then in effect; or

                 (2)      Executive’s removal from his position as Executive Vice President and CFO, other than for Cause or by death or disability, as set forth in Sections 1(d) and (e), during the Term; or

                 (3)      The Company failed to make any payment to Executive required to be made under the terms of the Employment Agreement, if the breach is not cured within twenty (20) days after Executive provides written notice to the Company which provides in reasonable detail the nature of the payment; or

                 (4)      Following the adoption or commencement of a plan of complete liquidation or dissolution of the Company.

As used herein, “Change of Control” shall mean any event, including any sale of more than fifty percent (50%) of the capital stock of the Company or more than fifty percent (50%) of the assets of the Company or any merger, conversion or consolidation of the Company, that results in any person or entity (or persons or entities acting in concert) acquiring the ability to elect a majority of the members of the Board, which lacked the ability to elect a majority of the members of the Board prior to the event. Provided however, no Change of Control shall be deemed to have occurred unless and until such person or entity exercises its authority to actually change the membership of the majority of the Board. It is expressly understood that a Change of Control shall not be deemed to occur as a result of the confirmation of a plan of reorganization in the Company’s bankruptcy case or as a result of any actions or transactions undertaken or required in conjunction with the terms of such confirmed plan or as a result of any action in any related transaction. Specifically, and without excluding any other actions excluded by the proceeding sentence, no Change of Control will be deemed to occur at or through the appointment of the Company’s post-confirmation board of directors.

            (d)      Disability. The Company may terminate the Employment Agreement at any time if Executive shall be deemed by the Board to have sustained a “disability.” Executive shall be deemed to have sustained a “disability” if he shall have been unable to perform his duties for a period of more than ninety (90) days in any twelve (12) month period. Upon termination of the Employment Agreement for disability, the Company shall pay Executive his Accrued Compensation.

            (e)      Death. The Employment Agreement will terminate automatically upon Executive’s death. Upon termination of the Employment Agreement because of Executive’s death, the Company shall pay Executive’s estate his Accrued Compensation.

            (f)      Termination COBRA Payment. Upon termination of the Employment Agreement for any reason by the Company pursuant to Section 1(a), the Executive pursuant to Section 1(c), and termination of the Employment Agreement pursuant to Section 1(d), the Company shall pay the cost to Executive as such costs become due for continuation coverage under COBRA (hereinafter referred to as the “Termination COBRA Payments”) during the Continuation Period (as hereafter defined). If and when the COBRA coverage ceases during the Continuation Period, the Company will reimburse Executive for comparable coverage as received under COBRA during the reminder of the Continuation Period. The “Continuation Period” shall be the period commencing on the date of termination of the Employment Agreement and ending on the earlier of the date

Executive becomes employed by another employer or twelve (12) months after the date of termination or expiration of the Employment Agreement for any reason. Executive acknowledges and agrees to give the Company written notice of receipt of an offer of employment.

            (g)      Employment. Upon termination or expiration of the Employment Agreement for any reason, Executive’s employment shall also terminate and cease.

            (h)      Transition Period. Upon termination or expiration of the Employment Agreement for any reason, and for a period of ninety (90) days thereafter (the “Transition Period”), Executive agrees to make himself available to assist the Company with transition projects assigned to him by the Board. Executive will be paid at an agreed upon hourly rate for any work performed for the Company during the Transition Period.

     2.      Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be provided as set forth in the Employment Agreement.

     3.      Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Texas, without regard to any conflict of laws rule or principle which might refer the governance or construction of this Agreement to the laws of another jurisdiction.

     4.      Assignment. This Agreement is personal to Executive and may not be assigned in any way by Executive without the prior written consent of the Company. The Company may assign its rights and obligations under this Agreement.

     5.      Counterparts. This Agreement may be executed in counterparts, each of which will take effect as an original, and all of which shall evidence one and the same agreement.

     6.      Amendment. This Agreement may be amended only in a writing signed by Executive and by a representative of the Company duly authorized by the Board (other than Executive).

     7.      Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed in accordance to its fair meaning and not strictly for or against the Company or Executive.

     8.      Non-Waiver. The failure by either party to insist upon the performance of any one or more terms, covenants or conditions of this Agreement or the Employment Agreement shall not be construed as a waiver or relinquishment of any right granted hereunder or of any future performance of any such term, covenant or condition, and the obligation of either party with respect hereto shall continue in full force and effect, unless such waiver shall be in writing signed by the Company (other than Executive) and the Executive.

     9.      Binding Agreement. This Agreement shall inure to the benefit of and be binding upon Executive, his heirs and personal representatives, and the Company, its successors and assigns.

     10.      Entire Agreement. This Agreement and the Employment Agreement set forth the entire agreement between the parties hereto and fully supersedes any and all prior agreements or understandings, written or oral, between the parties hereto pertaining to the subject matter hereof, including such terms and conditions set forth in that certain offer letter from the Company to Executive dated as of September 20, 2004.

     11.      Arbitration. The parties agree that any controversy or claim arising out of or relating to this Agreement or the Employment Agreement, or the breach thereof, shall be resolved by arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules. AAA’s Optional Rules for Emergency Measures of Protection shall also apply to the proceedings. The arbitration will take place in Dallas, Texas. All disputes shall be resolved by one (1) arbitrator. The arbitrator will have the authority to award the same remedies, damages, and costs that a court could award, and will have the additional authority to award those remedies set forth in Section 24 of the Employment Agreement. The arbitrator shall issue a reasoned award explaining the decision, the reasons for the decision, and any damages awarded, including those set forth in Section 24 of the Employment Agreement, where the arbitrator finds Executive violated Sections 7 or 8 of the Employment Agreement. The arbitrator’s decision will be final and binding. The judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration proceedings, any record of the same, and the award shall be considered Confidential Information under this Agreement and the Employment Agreement. This provision can be enforced under the Federal Arbitration Act.

     12.      Severability and Reformation. If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect, and the invalid, void or unenforceable provisions shall be deemed severable. Moreover, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be reformed by limiting and reducing it to the minimum extent necessary, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

     13.      Release. The Executive agrees that payment hereunder is conditioned upon the execution of a release (“Release”) in the form attached hereto.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Executive has executed this Agreement as of the day and year first above written.

Gadzooks, Inc., a Texas corporation

By: Name: Title:	/s/ Gerald R. Szczepanski Gerald R. Szczepanski Chief Executive Officer and Chairman of the Board

By: Name:	/s/ Monty Standifer Monty Standifer

Exhibit A

Release